UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported)
July 29, 2009
TARGA RESOURCES PARTNERS LP
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-33303 (Commission File Number)	65-1295427 (IRS Employer Identification No.)
1000 Louisiana, Suite 4300
Houston, TX 77002
(Address of principal executive office and Zip Code)
(713) 584-1000
(Registrants’ telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	— Entry Into a Material Definitive Agreement.
Credit Agreement
     On July 29, 2009, Targa Resources Partners LP (the “Partnership”) entered into a Commitment Increase Supplement (the “Supplement”) with Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer and the Increasing and New Lenders signatory thereto (the “Lenders”). The Supplement increased the aggregate commitments under the Partnership’s senior secured credit facility by $127.5 million.
     This description of the Supplement is qualified in its entirety by reference to the Supplement, a copy of which is filed as Exhibit 10.1 to this Form 8-K and is incorporated in this Item 1.01 by reference.
Relationships
     Certain of the Lenders or their respective affiliates have performed investment banking, financial advisory and commercial banking services for the Partnership and certain of the Partnership’s affiliates, for which they have received customary compensation, and they may continue to do so in the future. The Partnership has entered into derivative financial transactions with affiliates of each of Bank of America, N.A., Barclays Bank PLC and certain of the other Lenders on terms it believes to be customary in connection with these transactions. An affiliate of Bank of America, N.A. holds an equity interest in Targa Resources Investments Inc., which indirectly owns our general partner. In addition, certain of the Lenders or their respective affiliates hold positions in the Partnership’s common units.

Item 2.03	— Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

Item 9.01	— Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description

10.1	Commitment Increase Supplement, dated July 29, 2009, by and among Targa Resources Partners LP, Bank of America, N.A. and the other parties signatory thereto.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TARGA RESOURCES PARTNERS LP
	By:	Targa Resources GP LLC, its general partner

Dated: August 3, 2009	By:	/s/ Jeffrey J. McParland
Jeffrey J. McParland
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	Commitment Increase Supplement, dated July 29, 2009, by and among Targa Resources Partners LP, Bank of America, N.A. and the other parties signatory thereto.